Exhibit 99.1

Company Contacts:	Jeffrey L. Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten
Sr. Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-Tencor Announces Settlement with Securities and Exchange Commission

SAN JOSE, California, July 25, 2007 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that it has reached a settlement with the United States Securities and Exchange Commission (“SEC”) by consenting to the entry of a permanent injunction against future violations of the reporting, books and records, and internal controls provisions of the federal securities laws.

The settlement resolves completely the previously disclosed SEC investigation into the company’s historical stock option granting practices. KLA-Tencor was not charged by the SEC with fraud nor was the company required to pay any civil penalty, fine, or money damages as part of the settlement.

About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, California, the Company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the Company is available at http://www.kla-tencor.com.